Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ChromaDex Corporation of our report dated March 29, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of ChromaDex Corporation for the year ended December 28, 2013.

/s/ McGladrey LLP

Schaumburg, IL
May 30, 2014